SECURITIES AND EXCHANGE COMMISSION

WASHINGTON,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of Report:  July 7, 2004  (Date of Earliest Event Reported: June 23, 2004))

ALLEGIANCE TELECOM, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	0-24509	75-2721491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 South Beltline Road
Suite 100
Coppell, TX 75019

(Address of Principal Executive Offices, including  Zip Code)

(972) 462-5800

(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

On May 14, 2003, Allegiance Telecom, Inc. and its direct and indirect subsidiaries (collectively, “Allegiance”) each filed voluntary petitions for reorganization pursuant to Chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

On February 18, 2004, Allegiance Telecom, Inc. and Allegiance Telecom Company Worldwide entered into an Asset Purchase Agreement with XO Communications, Inc. (“XO”) pursuant to which such Allegiance entities sold substantially all of their assets to XO.

Allegiance filed its Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code dated June 8, 2004 (the “Plan”), which Plan was confirmed by the Bankruptcy Court by Confirmation Order entered on June 10, 2004.  A copy of the Confirmation Order and Plan is attached hereto as Exhibit 99.1 and 99.2, respectively.  Copies of all of the Exhibits to the Confirmation Order can be obtained as described below.  The related Disclosure Statement is attached as Exhibit 99.3 hereto.

On June 23, 2004, Allegiance announced that it had closed the sale transaction with XO.  A copy of that press release is attached hereto as Exhibit 99.4.   The “Initial Effective Date,” as that term is used in the Plan, is June 23, 2004.  Note that neither Holders of Subordinated Claims (as such term is defined in the Plan) nor Holders of Equity Interests (including holders of the common stock of Allegiance Telecom, Inc.) receive any Distribution (as that term is defined in the Plan) under the Plan. In addition, the Plan provides that as of the close of business on the Initial Effective Date, the transfer register for the ATI Notes (as defined in the Plan) shall be closed and that there shall be no further changes in the record Holders (as defined in the Plan) of any ATI Notes.

The related Disclosure Statement, Confirmation Order and the Plan are also available for inspection in the office of the Clerk of the Bankruptcy Court at the United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York, 10004.  Copies of such documents are also available on the website of Bankruptcy Management Corporation at www.bmccorp.net/allegiance or may be obtained upon written request from Allegiance Telecom, Inc., c/o Bankruptcy Management  Corporation, P.O. Box 1033, El Segundo, California 90245-1033, Attn. Document Request Department.

Item 7. Financial Statements and Exhibits

99.1	Confirmation Order

99.2	Plan of Reorganization

99.3	Disclosure Statement

99.4	Press Release dated June 23, 2004

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALLEGIANCE TELECOM, INC.

By: ATLT, on behalf of Allegiance Telecom, Inc.

/s/ EUGENE I. DAVIS
Date: July 7, 2004	Eugene I. Davis, Plan Administrator for the ATLT, liquidating trust